The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220181

SUBJECT TO COMPLETION, DATED JANUARY 13, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated September 28, 2017)

Torchlight Energy Resources, Inc.

Shares
Common Stock

We are offering                 shares of our common stock. Our common stock is listed on The NASDAQ Capital Market under the symbol “TRCH.” On January 10, 2020, the last reported sale price for our common stock on The NASDAQ Capital Market was $0.92 per share.

As of January 13, 2020, the aggregate market value of our outstanding common stock held by non-affiliates was $63,551,549 based on 76,560,041 shares of common stock then outstanding, of which 60,525,285 shares were held by non-affiliates, and a closing sale price on The NASDAQ Capital Market of $1.05 on January 7, 2020. During the 12 calendar months prior to and including the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 5 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public Offering Price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	In addition, we have agreed to reimburse the underwriter for certain expenses. See “Underwriting” on page S-30 of this prospectus supplement for additional information.

We have granted an over-allotment option to the underwriter. Under this option, the underwriter may elect to purchase up to an additional                 shares of common stock from us at the public offering price less the underwriting discounts and commissions within 45 days following the date of this prospectus supplement to cover over-allotments, if any. If the underwriter exercises the option in full, the total underwriting discount payable by us will be $          , and the total proceeds to us, before expenses, will be $          ..

We expect to deliver the shares against payment on or about January    , 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Aegis Capital Corp.

The date of this prospectus supplement is January   , 2020.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses we may provide to you in connection with this offering. We have not, and the underwriter has not, authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectuses we may provide to you in connection with this offering is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such anoffer or solicitation relating to the securities is not authorized. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement outside the United States. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the common stock offered hereby and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated September 28, 2017 (included in our Registration Statement on Form S-3 (File No. 333-220181)), which provides more general information, some of which may not apply to this offering and some of which may have been supplemented or superseded by information in this prospectus supplement or documents incorporated or deemed to be incorporated by reference in this prospectus supplement that we filed with the SEC subsequent to the date of the prospectus. To the extent that there is any conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, contained in the accompanying prospectus or incorporated herein or therein by reference. We have not, and the underwriter has not, authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the common stock offered hereby only in jurisdictions where offers and sales are permitted. The information contained, or incorporated by reference, in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our shares of common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” below.

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

All references in this prospectus supplement or the accompanying prospectus to “Torchlight,” the “Company,” “we,” “us,” or “our” mean Torchlight Energy Resources, Inc. and our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our shares of common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement and the other documents incorporated by reference into this prospectus supplement and in the accompanying prospectus.

Overview

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. We are primarily focused on the acquisition of early stage projects, the development and delineation of these projects, and then the monetization of those assets once these activities are completed.

Since 2010, our primary focus has been the development of interests in oil and gas projects we hold in the Permian Basin in West Texas, which presently include the Orogrande Project in Hudspeth County, Texas, the Hazel Project in the Midland Basin and the project in Winkler County, Texas in the Delaware Basin.

We employ a private equity model within a public platform, with the goal to (i) enter into a play at favorable valuations, (ii) “prove up” and delineate the play through committed capital and exhaustive geologic and engineering review, and (iii) monetize our position through an exit to public and private independents that can continue full-scale development.

We operate our business through five wholly-owned subsidiaries, Torchlight Energy, Inc., a Nevada corporation (“TEI”), Torchlight Energy Operating, LLC, a Texas limited liability company, Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company, and Warwink Properties, LLC, a Texas limited liability company.

We currently have two full time employees and no part time employees. We anticipate, as needed, we will add additional employees, and we will continue using independent contractors, consultants, attorneys, and accountants as necessary to complement services rendered by our employees. We presently have independent technical professionals under consulting agreements who are available to us on an as needed basis.

We were incorporated in October 2007 under the laws of the State of Nevada as Pole Perfect Studios, Inc. Our principal executive offices are located at 5700 W. Plano Parkway, Suite 3600, Plano, Texas 75093. The telephone number of our principal executive offices is (214) 432-8002.

Current Projects

As of December 31, 2019, we had interests in four oil and gas projects: the Orogrande Project in Hudspeth County, Texas, the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, the Winkler Project in Winkler County, Texas and the Hunton wells in partnership with Husky Ventures in central Oklahoma.

Orogrande Project, West Texas

On August 7, 2014, we entered into a Purchase Agreement with Hudspeth Oil Corporation (“Hudspeth”), McCabe Petroleum Corporation (“MPC”), and Gregory McCabe, our Chairman. Mr. McCabe was the sole owner of both Hudspeth and MPC. Under the terms and conditions of the Purchase Agreement, at closing, we purchased 100% of the capital stock of Hudspeth which holds certain oil and gas assets, including a 100% working interest in approximately 172,000 mostly contiguous acres in the Orogrande Basin in West Texas. As of December 31, 2017, leases covering approximately 134,000 acres remain in effect. As consideration, at closing we issued 868,750 restricted shares of our common stock to Mr. McCabe and paid a total of $100,000 in geologic origination fees to third parties. Additionally, Mr. McCabe has, at his option, a 10% working interest back-in after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Mr. McCabe also holds a 4.5% overriding royalty interest in the Orogrande acreage, which he obtained prior to, and was not a part of, the August 2014 transaction. We believe all drilling obligations through December 31, 2019 have been met.

On September 23, 2015, Hudspeth entered into a Farmout Agreement with Pandora Energy, LP (“Pandora”), Founders Oil & Gas, LLC (“Founders”), and for the limited purposes set forth therein, MPC and Mr. McCabe, for the entire Orogrande Project in Hudspeth County, Texas. The Farmout Agreement provided that Hudspeth and Pandora (collectively referred to as “Farmor”) would assign to Founders an undivided 50% of the leasehold interest and a 37.5% net revenue interest in the oil and gas leases and mineral interests in the Orogrande Project, which interests, except for any interests retained by Founders, would be reassigned to Farmor by Founders if Founders did not spend a minimum of $45.0 million on actual drilling operations on the Orogrande Project by September 23, 2017. Under a joint operating agreement also entered into on September 23, 2015, Founders was designated as operator of the leases.

On March 22, 2017, Founders, Founders Oil & Gas Operating, LLC, Founders’ operating partner, Hudspeth and Pandora signed a Drilling and Development Unit Agreement (the “DDU Agreement”), with the Commissioner of the General Land Office, on behalf of the State of Texas, and as approved by the Board for Lease of University Lands, or University Lands, on the Orogrande Project. The DDU Agreement has an effective date of January 1, 2017 and required a payment from Founders, Hudspeth and Pandora, collectively, of $335,323 as the initial consideration fee. The initial consideration fee was paid by Founders in April 2017 and was to be deducted from the required spud fee payable to us at commencement of the next well drilled.

The DDU Agreement allows for all 192 existing leases covering approximately 134,000 net acres leased from University Lands to be combined into one drilling and development unit for development purposes. The term of the DDU Agreement expires on December 31, 2023, and the time to drill on the drilling and development unit continues through December 2023. The DDU Agreement also grants the right to extend the DDU Agreement through December 2028 if compliance with the DDU Agreement is met and the extension fee associated with the additional time is paid. Our drilling obligations began with one well to be spudded and drilled on or before September 1, 2017, and increased to two wells in year 2018, three wells in year 2019, four wells in year 2020 and five wells per year in years 2021, 2022 and 2023. The drilling obligations are minimum yearly requirements and may be exceeded if acceleration is desired. The DDU Agreement replaces all prior agreements, and will govern future drilling obligations on the drilling and development unit if the DDU Agreement is extended. The Company drilled three wells during the fourth quarter of 2018.

There are two vertical test wells in the Orogrande Project, the Orogrande Rich A-11 test well and the University Founders B-19 #1 test well. The Orogrande Rich A-11 test well was spudded on March 31, 2015, drilled in the second quarter of 2015 and was evaluated and numerous scientific tests were performed to provide key data for the field development thesis. We believe that future utility of this well may be conversion to a salt water disposal well in the course of further development of the Orogrande acreage. The University Founders B-19 #1 was spudded on April 24, 2016 and drilled in the second quarter of 2016. The well successfully pumped down completion fluid in the third quarter of 2016 and indications of hydrocarbons were seen at the surface on this second Orogrande Project test well. We believe that future utility of this well may be conversion to a salt water disposal well in the course of further development of the Orogrande acreage.

During the fourth quarter of 2017, we took back operational control from Founders on the Orogrande Project. We were joined by Wolfbone Investments, LLC, (“Wolfbone”), a company owned by Mr. McCabe. We, along with Hudspeth, Wolfbone and, for the limited purposes set forth therein, Pandora, entered into an Assignment of Farmout Agreement with Founders, (the “Assignment of Farmout Agreement”), pursuant to which we and Wolfbone will share the remaining commitments under the Farmout Agreement. All original provisions of our carried interest were to remain in place including reimbursement to us on each wellbore. Founders was to remain a 9.5% working interest owner in the Orogrande Project for the $9.5 million it had spent as of the date of the Assignment of Farmout Agreement, and such interests were to be carried until $40.5 million is spent by Wolfbone and us, with each contributing 50% of such capital spend, under the existing agreement. Our working interest in the Orogrande Project thereby increased by 20.25% to a total of 67.75% and Wolfbone then owned 20.25%.

Founders was to operate a newly drilled horizontal well called the University Founders #A25 (at 5,540’ depth in a 1,000’ lateral) with supervision from us and our partners. The University Founders #A25 was spudded on November 28, 2017. During the month of April, 2018, we, MPC and Mr. McCabe assumed full operational control including managing drilling plans and timing for all future wells drilled in the project.

On July 25, 2018, we and Hudspeth entered into a Settlement & Purchase Agreement (the “Settlement Agreement”) with Founders (and Founders Oil & Gas Operating, LLC), Wolfbone and MPC, which agreement provides for Hudspeth and Wolfbone to each immediately pay $625,000 and for Hudspeth or the Company and Wolfbone or MPC to each pay another $625,000 on July 20, 2019, as consideration for Founders assigning all of its working interest in the oil and gas leases of the Orogrande Project to Hudspeth and Wolfbone equally. The final payments were made on July 18, 2019. The assignments to Hudspeth and Wolfbone were made in July when the first payments were made. Future well capital spending obligations will require the same 50% contribution from Hudspeth and 50% from Wolfbone until such time as the $40.5 million to be spent on the project (as per our Assignment of Farmout Agreement with Founders) is completed. As of December 31, 2019, the Company estimated that there is still approximately $16 million remaining to be spent on the project until such time as the capital expenditures revert back to the percentages of the working interest owners.

After the assignment by Founders (for which Hudspeth’s total consideration was $1,250,000), Hudspeth’s working interest increased to 72.5%.

The Orogrande Project ownership as of December 31, 2019 is detailed as follows:

	Revenue	Working
	Interest	Interest

University Lands - Mineral Owner	20.000%	n/a

ORRI - Magdalena Royalties, LLC, an entity controlled by Gregory McCabe, Chairman	4.500%	n/a

ORRI - Unrelated Party	0.500%	n/a

Hudspeth Oil Corporation, a subsidiary of Torchlight Energy Resources Inc.	54.375%	72.500%

Wolfbone Investments LLC, an entity controlled by Gregory McCabe, Chairman	18.750%	25.000%

Unrelated Party	1.875%	2.500%
	100.000%	100.000%

Additionally, the Settlement Agreement provides that the Founders parties will assign to the Company, Hudspeth, Wolfbone and MPC their claims against certain vendors for damages, if any, against such vendors for negligent services or defective equipment. Further, the Settlement Agreement has a mutual release and waivers among the parties.

Rich Masterson, our consulting geologist, is credited with originating the Orogrande Project in Hudspeth County in the Orogrande Basin. With Mr. Masterson’s assistance and based on all the science we have gathered to date, we have identified multiple unconventional and conventional target pay zones with depths between 3,000’ and 8,000’ with primary pay, described as the Penn formation, located at depths of 5,300 to 5,900’. Based on our geologic analysis to date, this basin has stacked pay with zones including the Wolfcamp, Penn, Barnett, Woodford, Atoka and more. These potential zones are prospective for oil and gas with a GOR of 1100 expected based on our gathered scientific information and analysis from independent third parties.

During the fourth quarter, 2018, the Company drilled three additional test wells in the Orogrande in order to stay in compliance with University Lands D&D Unit Agreement, as well as to test for potential shallow pay zones and deeper pay zones that may be present on structural plays. Development of these wells continued into the twelve months ended December 31, 2019 to further capture and document the scientific base in support of demonstrating the production potential of the property. The Company is currently marketing the project for an outright sale or farm in partner. This marketing process has been long and arduous as the overall market is quite soft. During the marketing process, the Company and Wolfbone will endeavor to complete the University Maverick A24 #1 as a potential producer in the Atoka formation. In addition, should a farm out partner or sale not occur, the Company and Wolfbone will proceed to drill two additional wells in the play prior to year-end, in order to fulfill the obligations under the DDU Agreement. We are currently drilling and preparing to test the two obligation wells described above. The first well, the A35 1H, has been drilled and cased in the Penn Section. This first well is a short horizontal in the proven Penn Section where we will be looking to break through the dual porosity system in place with a larger frac designed to open up the oil bearing pores. As of January 8, 2020, a fracture stimulation was completed on this well and it is flowing back frac fluid with an initial positive oil and gas result early in the process. We are also drilling ahead on the A25 #2 which is being drilled on an identified structure. This well is designed to test both conventional zones and potentially the unconventional Barnett and Woodford Zones, ultimately drilling down to the cellar around 8000 feet.

Hazel Project in the Midland Basin in West Texas

Effective April 4, 2016, TEI acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin in exchange for 1,500,000 warrants to purchase shares of our common stock with an exercise price of $1.00 for five years and a back-in after payout of a 25% working interest to MPC.

Initial development of the first well on the property, the Flying B Ranch #1, began July 9, 2016 and development continued through September 30, 2016. This well is classified as a test well in the development pursuit of the Hazel Project. We believe that this wellbore will be utilized as a salt water disposal well in support of future development.

In October 2016, the holders of all of our then-outstanding shares of Series C Preferred Stock (which were issued in July 2016) elected to convert into a total 33.33% working interest in our Hazel Project, reducing our ownership from 66.66% to a 33.33% working interest. As of December 31, 2018, no shares of our Series C Preferred Stock were outstanding.

On December 27, 2016, drilling activities commenced on the second Hazel Project well, the Flying B Ranch #2. The well is a vertical test similar to our first Hazel Project well, the Flying B Ranch #1. Recompletion in an alternative geological formation for this well was performed during the three months ended September 30, 2017; however, we believe that the results were uneconomic for continuing production. We believe that this wellbore will be utilized as a salt water disposal well in support of future development.

We commenced planning to drill the Flying B Ranch #3 horizontal well in the Hazel Project in June 2017 in compliance with the continuous drilling obligation. The well was spudded on June 10, 2017. The well was completed and began production in late September 2017. As of December 31, 2019, the well is shut in due to high lease operating expenses as a result of lack of three phase electricity to the property which forced the use of diesel generation equipment to power the production facilities.

Acquisition of Additional Interests in Hazel Project

On January 30, 2017, we and our then wholly-owned subsidiary, Torchlight Acquisition Corporation, a Texas corporation (“TAC”), entered into and closed an Agreement and Plan of Reorganization and a Plan of Merger with Line Drive Energy, LLC, a Texas limited liability company (“Line Drive”), and Mr. McCabe, under which agreements TAC merged with and into Line Drive and the separate existence of TAC ceased, with Line Drive being the surviving entity and becoming our wholly-owned subsidiary. Line Drive, which was wholly-owned by Mr. McCabe, owned certain assets and securities, including approximately 40.66% of 12,000 gross acres, 9,600 net acres, in the Hazel Project and 521,739 warrants to purchase shares of our common stock (which warrants had been assigned by Mr. McCabe to Line Drive). Upon the closing of the merger, all of the issued and outstanding shares of common stock of TAC automatically converted into a membership interest in Line Drive, constituting all of the issued and outstanding membership interests in Line Drive immediately following the closing of the merger, the membership interest in Line Drive held by Mr. McCabe and outstanding immediately prior to the closing of the merger ceased to exist, and we issued Mr. McCabe 3,301,739 restricted shares of our common stock as consideration therefor. Immediately after closing, the 521,739 warrants held by Line Drive were cancelled, which warrants had an exercise price of $1.40 per share and an expiration date of June 9, 2020. A Certificate of Merger for the merger transaction was filed with the Secretary of State of Texas on January 31, 2017. Subsequent to the closing the name of Line Drive Energy, LLC was changed to Torchlight Hazel, LLC. We are required to drill one well every six months to hold the entire 12,000 acre block for eighteen months, and thereafter two wells every six months starting June 2018. During the twelve months ended December 31, 2019, modifications were made to mineral owner leases as described below.

Also on January 30, 2017, TEI entered into and closed a Purchase and Sale Agreement with Wolfbone. Under the agreement, TEI acquired certain of Wolfbone’s Hazel Project assets, including its interest in the Flying B Ranch #1 well and the 40 acre unit surrounding the well, for consideration of $415,000, and additionally, Wolfbone caused to be cancelled a total of 2,780,000 warrants to purchase shares of our common stock, including 1,500,000 warrants held by MPC, and 1,280,000 warrants held by Green Hill Minerals, an entity owned by Mr. McCabe’s son, which warrant cancellations were effected through certain Warrant Cancellation Agreements. The 1,500,000 warrants held by MPC that were cancelled had an exercise price of $1.00 per share and an expiration date of April 4, 2021. The warrants held by Green Hill Minerals that were cancelled included 100,000 warrants with an exercise price of $1.73 and an expiration date of September 30, 2018 and 1,180,000 warrants with an exercise price of $0.70 and an expiration date of February 15, 2020.

Since Mr. McCabe held the controlling interest in both Line Drive and Wolfbone, the transactions were combined for accounting purposes. The working interest in the Hazel Project was the only asset held by Line Drive. The warrant cancellation was treated in the aggregate as an exercise of the warrants with the transfer of the working interests as the consideration. We recorded the transactions as an increase in its investment in the Hazel Project working interests of $3,644,431, which is equal to the exercise price of the warrants plus the cash paid to Wolfbone.

Upon the closing of the transactions, our working interest in the Hazel Project increased by 40.66% to a total ownership of 74%.

Effective June 1, 2017, we acquired an additional 6% working interest from unrelated working interest owners in exchange for 268,656 shares of common stock valued at $373,430, increasing our working interest in the Hazel project to 80%, and an overall net revenue interest of 74-75%.

Mr. Masterson is credited with originating the Hazel Project in the Midland Basin. With Mr. Masterson’s assistance, we are targeting prospects in the Midland Basin that have 150 to 130 feet of thickness, are likely to require six to eight laterals per bench, have the potential for 12 to 16 horizontal wells per section, and 200 long lateral locations, assuming only two benches.

In April 2018, we announced that we have commenced a process that could result in the monetization of the Hazel Project. We believe the development activity at the Hazel Project, coupled with nearby activities of other oil and gas operators, suggests that this project has achieved a level of value worth monetizing. We anticipate that the liquidity that would be provided from selling the Hazel Project could be redeployed into the Orogrande Project. While this process is underway, we will take all necessary steps to maintain the leasehold as required. As of December 31, 2019, we continue to maintain the leases in good standing and continue to market the acreage in an effort to focus on the Orogrande Project.

During the year ended December 31, 2019, the Company deepened the Flying B #4 and took whole cores through all of the Wolfcamp A and the upper portion of the Wolfcamp B. In addition, in May 2019 we entered into agreements with two of the three mineral owners on the northern section of the leases to keep the entire acreage block as one lease with a one year extension. We issued each of them 50,000 shares of our common stock as consideration for this extension. At December 31, 2019, we were structuring the extension agreement with the third mineral owner for cash consideration. Due to the extensions with the two mineral owners, so far, our obligation in November was reduced to one obligation well. We have finished that obligation well and are awaiting results. This well is targeting a shallow zone that is showing oil potential.

The marketing process is ongoing for the Hazel project. We continue to encounter, as does the entire industry, a soft market for acquisitions and divestitures transactions. We will continue to look to sell the property or joint venture the property via farm in or a drillco transaction.

Winkler Project, Winkler County, Texas

On December 1, 2017, the Agreement and Plan of Reorganization that we and our then wholly-owned subsidiary, Torchlight Wolfbone Properties, Inc., a Texas corporation (“TWP”), entered into with MPC and Warwink Properties, LLC (“Warwink Properties”) on November 14, 2017 closed. Under the agreement, TWP merged with and into Warwink Properties and the separate existence of TWP ceased, with Warwink Properties being the surviving entity and becoming our wholly-owned subsidiary. Warwink Properties was wholly owned by MPC. Warwink Properties owns certain assets, including a 10.71875% working interest in approximately 640 acres in Winkler County, Texas. Upon the closing of the merger, all of the issued and outstanding shares of common stock of TWP converted into a membership interest in Warwink Properties, constituting all of the issued and outstanding membership interests in Warwink Properties immediately following the closing of the merger, the membership interest in Warwink Properties held by MPC and outstanding immediately prior to the closing of the merger ceased to exist, and we issued MPC 2,500,000 restricted shares of our common stock as consideration. Also on December 1, 2017, MPC closed its transaction with MECO IV, LLC (” MECO”), for the purchase and sale of certain assets as contemplated by the Purchase and Sale Agreement dated November 9, 2017 among MPC, MECO and additional parties thereto (the “MECO PSA”), to which we are not a party. Under the MECO PSA, Warwink Properties received a carry from MECO (through the tanks) of up to $1,179,076 in the next well drilled on the Winkler County leases. A Certificate of Merger for the merger transaction was filed with the Secretary of State of Texas on December 5, 2017.

Also on December 1, 2017, the transactions contemplated by the Purchase Agreement that TEI entered into with MPC closed. Under the Purchase Agreement, which was entered into on November 14, 2017, TEI acquired beneficial ownership of certain of MPC’s assets, including acreage and wellbores located in Ward County, Texas (the “Ward County Assets”). As consideration under the Purchase Agreement, at closing TEI issued to MPC an unsecured promissory note in the principal amount of $3,250,000, payable in monthly installments of interest only beginning on January 1, 2018, at the rate of 5% per annum, with the entire principal amount together with all accrued interest due and payable on January 1, 2021. In connection with TEI’s acquisition of beneficial ownership in the Ward County Assets, MPC sold those same assets, on behalf of TEI, to MECO at closing of the MECO PSA, and accordingly, TEI received $3,250,000 in cash for its beneficial interest in the Ward County Assets. Additionally, at closing of the MECO PSA, MPC paid TEI a performance fee of $2,781,500 in cash as compensation for TEI’s marketing and selling the Winkler County assets of MPC and the Ward County Assets as a package to MECO.

Addition to the Winkler Project

As of May 7, 2018 our Winkler project in the Delaware Basin had begun the drilling phase of the first Winkler Project well, the UL 21 War-Wink 47 #2H. Our operating partner, MECO had begun the pilot hole on the project. The plan is to evaluate the various potential zones for a lateral leg to be drilled once logging is completed. We expect the most likely target to be the Wolfcamp A interval. The well is on 320 newly acquired acres offsetting the original leasehold we entered into in December, 2017. The additional acreage was leased by our operating partner under the Area of Mutual Interest Agreement (AMI) and we exercised its right to participate for its 12.5% in the additional 1,080 gross acres at a cash cost of $447,847 in July, 2018. Our carried interest in the first well, as outlined in the agreement, was originally planned to be on the first acreage acquired. That carried interest is being applied to this new well and will allow MECO to drill and produce potential revenues sooner than originally planned. The primary leasehold is a 320-acre block directly west of the current position and will allow for 5,000-foot lateral wells to be drilled. The well was completed and began production in October, 2018 and is producing currently. Recently the operator has informed us that there will be no planned additional wells in the acreage this year. All acreage is presently held by production. The Wolfcamp well continues to produce daily and has performed thus far according to type curve.

In December 2018, the Company began to take measures on its own to market the Winkler Project in an effort to focus on the Orogrande. This process is ongoing.

Hunton Play, Central Oklahoma

Presently, we are producing from one well in the Viking Area of Mutual Interest and one well in Prairie Grove.

Assets Held for Sale

With respect to marketing oil and natural gas properties, the Company has evaluated the properties being marketed to determine whether any should be reclassified as held-for-sale at September 30, 2019. The held-for-sale criteria include: management commits to a plan to sell; the asset is available for immediate sale; an active program to locate a buyer exists; the sale of the asset is probable and expected to be completed within one year; the asset is being actively marketed for sale; and it is unlikely that significant changes to the plan will be made. If each of these criteria is met, the property would be reclassified as held-for-sale on the Company’s consolidated balance sheets and measured at the lower of their carrying amount or estimated fair value less costs to sell. Fair values are estimated using accepted valuation techniques, such as a discounted cash flow model, valuations performed by third parties, earnings multiples, or indicative bids, when available. Management considers historical experience and all available information at the time the estimates are made; however, the fair value that is ultimately realized upon the sale of the assets to be divested may differ from the estimated fair values reflected in the consolidated financial statements. If each of these criteria is met, DD&A expense would not be recorded on assets to be divested once they are classified as held for sale. Based on management’s assessment, these criteria have not been met and no assets are classified as held for sale as of September 30, 2019.

THE OFFERING

Shares of common stock to be offered	shares

Over-Allotment Option to purchase shares of common stock
We have granted the underwriter an option to purchase up to an additional shares of common stock at the public offering price less the underwriting discounts and commissions, which option may be exercised at any time in whole, or from time to time in part, on or before the 45th day following the date of this prospectus supplement.

Shares of common stock to be outstanding immediately after this offering	shares of common stock (or shares of common stock if the underwriter exercises its over-allotment option to purchase additional shares in full).

Use of proceeds
The net proceeds from this offering are expected to be approximately $          million (or $         million if the underwriter exercises in full its over-allotment option to purchase additional shares) after deducting underwriting discounts and commissions and estimated offering expenses. We currently intend to use the net proceeds primarily to meet our drilling obligations at our Hazel Project and Orogrande Project and for general corporate purposes. See “Use of Proceeds” on page S-26 of this prospectus supplement.

Risk factors
See “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 5 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement for a discussion of factors you should consider carefully before investing in our common stock.

NASDAQ Capital Market symbol	“TRCH”

Unless we indicate otherwise, all information in this prospectus supplement is based on 74,555,375 shares of common stock issued and outstanding as of December 31, 2019 and excludes as of that date:

●
6,917,768 shares of our common stock issuable upon the exercise of outstanding stock options under our 2015 Stock Option Plan (the “2015 plan”) at a weighted-average exercise price of $1.39 per share;

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4,037,093 shares of our common stock issuable upon the exercise of outstanding warrants, at a weighted-average exercise price of $1.51 per share;

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2,510,705 shares of our common stock reserved for future issuance under our 2015 plan; and

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4,353,670 shares of our common stock issuable upon the conversion of the principal of outstanding convertible promissory notes, at a weighted-average conversion price of $1.03 per share.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of its option to purchase up to additional shares of our common stock.

Subsequent to December 31, 2019, in January 2020 we sold a total of 2,266,667 restricted shares of common stock to investors at an aggregate purchase price of $1,360,000, in separate private offerings. As part of the sales, we also issued the investors five-year warrants to purchase a total of 2,266,667 shares of common stock at an exercise price of $0.80 per share. These securities are not reflected in the numbers above.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement, and accompanying prospectus and incorporated by reference herein and therein, including from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described below and the risks and uncertainties incorporated by reference into this prospectus supplement and accompanying prospectus are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

Risks Related to this Offering

You will experience immediate and substantial dilution in the book value per share of the shares of common stock you purchase and may experience further dilution in the future.

The public offering price of our common stock offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase shares in this offering. Furthermore, we expect that we will seek to raise additional capital from time to time in the future. Such financings may involve the issuance of equity and/or securities convertible into or exercisable or exchangeable for our equity securities. We also expect to continue to utilize equity-based compensation. To the extent the warrants and options are exercised or we issue common stock, preferred stock, or securities such as warrants that are convertible into, exercisable or exchangeable for, our common stock or preferred stock in the future, you may experience further dilution.

We will have broad discretion in the use of the proceeds from this offering and may apply the proceeds in ways with which you do not agree and in ways that may not yield a return.

We currently intend to use the net proceeds primarily to meet our drilling obligations at our Hazel Project and Orogrande Project and for general corporate purposes. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment in us. The failure of our management to apply these funds effectively could harm our business. You will not have the opportunity, as part of your investment decision, to assess whether our proceeds are being used appropriately. Pending application of our proceeds, they may be placed in investments that do not produce income or that lose value.

Risks Related our Business and Industry

We have a limited operating history relative to larger companies in our industry, and may not be successful in developing profitable business operations.

We have a limited operating history relative to larger companies in our industry. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industries. As of the date of this prospectus, we have generated limited revenues and have limited assets. We have an insufficient history at this time on which to base an assumption that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

●	our ability to raise adequate working capital;

●	the success of our development and exploration;

●	the demand for natural gas and oil;

●	the level of our competition;

●	our ability to attract and maintain key management and employees; and

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our ability to efficiently explore, develop, produce or acquire sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some, or all, of the wells in which we obtain interests may never produce oil or natural gas.

We have limited capital and will need to raise additional capital in the future.

We do not currently have sufficient capital to fund both our continuing operations and our planned growth. We will require additional capital to continue to grow our business via acquisitions and to further expand our exploration and development programs. We may be unable to obtain additional capital when required. Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing, or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our limited operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us, if any) and the departure of key employees. Further, if oil or natural gas prices on the commodities markets decline, our future revenues, if any, will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

Our auditor indicated that certain factors raise substantial doubt about our ability to continue as a going concern.

The financial statements included with our Form 10-K for the year ended December 31, 2018 are presented under the assumption that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. We had a net loss of approximately $5.8 million for the year ended December 31, 2018 and a net loss of approximately $3.8 million for the nine months ended September 30, 2019. We had an accumulated deficit in aggregate of approximately $93.1 million as of September 30, 2019. We are not generating sufficient operating cash flows to support continuing operations, and expect to incur further losses in the development of our business.

In our financial statements for the year ended December 31, 2018, our auditor indicated that certain factors raised substantial doubt about our ability to continue as a going concern. These factors included our accumulated deficit, as well as the fact that we were not generating sufficient cash flows to meet our regular working capital requirements. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management’s plan to address our ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement or institutional sources; (2) obtaining loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow us to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful. The financial statements for the year ended December 31, 2018 do not include any adjustments that might result from the outcome of this uncertainty.

The negative covenants contained in our outstanding unsecured promissory notes may limit our activities and make it difficult to run our business.

On April 10, 2017, we sold to investors in a private transaction two 12% unsecured promissory notes with a total of $8,000,000 in principal amount (the “2017 Notes”). In addition, on February 6, 2018, we sold to an investor in a private transaction a 12% unsecured promissory note with a principal amount of $4,500,000 (the “2018 Note”), containing substantially the same terms as the 2017 Notes. We refer to the 2017 Notes and the 2018 Note collectively as the Notes. Interest only is due and payable on the Notes each month at the rate of 12% per annum, with a balloon payment of the outstanding principal due and payable at maturity on April 10, 2020. The holders of the Notes will also receive annual payments of common stock at the rate of 2.5% of principal amount outstanding, based on a volume-weighted average price. We sold the 2017 Notes at an original issue discount of 94.25% and accordingly, we received total proceeds of $7,540,000 from the investors. We sold the 2018 Note at an original issue discount of 96.27% and accordingly, we received total proceeds of $4,332,150 from the investor.

The Notes contain negative covenants which may make it difficult for us to run our business. Under the Notes, we may not, directly or indirectly, consolidate with or merge into another person or sell, lease, convey or transfer all or substantially all of our assets (computed on a consolidated basis), unless either (i) in the case of a merger or consolidation, we are the surviving entity or (ii) the resulting, surviving or transferee entity expressly assumes by supplemental agreement all of the obligations of us in connection with the Notes.

In addition, the Notes also contain certain covenants under which we have agreed that, except for financing arrangements with established commercial banking or financial institutions and other debts and liabilities incurred in the normal course of business, we will not issue any other notes or debt offerings which have a maturity date prior to the payment in full of the respective Note, unless consented to by the holder. Further, our subsidiaries cannot sell or otherwise dispose of any shares of capital stock or assets unless the transaction is for fair value and approved by our disinterested directors or is pursuant to any contractual obligation entered into by us in the ordinary course of business in connection with drilling, exploration and development of our oil and gas properties.

The Notes also restrict us and our subsidiaries from (i) issuing any preferred stock or any other comparable equity interest which are mandatorily redeemable at a date prior to the maturity date of the Notes, without the consent or approval of the holder, (ii) distributing any cash or other assets to any holders of our common stock prior to payment in full of the Notes, without the consent of the holder, (iii) entering into any transaction with an affiliate, subject to limited exceptions, and (iv) issuing any other notes or debt offerings which have a maturity date prior to the payment in full of the Notes, unless consented to by the holder.

Failure to comply with the negative covenants could accelerate the repayment of any debt outstanding under the Notes. Additionally, as a result of these negative covenants, we may be at a disadvantage compared to our competitors that have greater operating and financing flexibility than we do.

Lastly, we may have difficulty securing additional sources of capital through debt financing. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

We have a large amount of debt obligations coming due in April and May of 2020 which we may be unable to adequately extend or refinance which could result in defaults.

As described above, the 2017 Notes and the 2018 Note have balloon payments of outstanding principal of $12.5 million due and payable at maturity on April 10, 2020. Additionally, certain 16% Series C Unsecured Convertible Promissory Notes with a total principal amount of $6 million mature on April 17, 2020, and certain 14% Series D Unsecured Convertible Promissory Notes with a total of $2 million in principal amount mature on May 11, 2020. The 2017 Notes and 2018 Note are held by affiliates of a high-net-worth estate. We believe we have a strong relationship with the broker of the decedent of the estate and hope to extend or refinance these notes. We have also begun communication with other lenders to address the maturities of these notes. The remaining debt, although due shortly thereafter, can either be converted into working interests in the Orogrande, with respect to the 16% Series C Unsecured Convertible Promissory Notes, or converted into common stock, with respect to the 14% Series D Unsecured Convertible Promissory Notes. We expect these note holders to opt for conversion, of which there can be no assurance. If we are unable to adequately address the large amount of upcoming debt maturities, there would be a material adverse impact to our financial condition.

As a non-operator, our development of successful operations relies extensively on third-parties who, if not successful, could have a material adverse effect on our results of operation.

We expect to primarily participate in wells operated by third-parties. As a result, we will not control the timing of the development, exploitation, production and exploration activities relating to leasehold interests we acquire. We do, however, have certain rights as granted in our joint operating agreements that allow us a certain degree of freedom such as, but not limited to, the ability to propose the drilling of wells. If our drilling partners are not successful in such activities relating to our leasehold interests, or are unable or unwilling to perform, our financial condition and results of operation could have an adverse material effect.

Further, financial risks are inherent in any operation where the cost of drilling, equipping, completing and operating wells is shared by more than one person. We could be held liable for the joint activity obligations of the operator or other working interest owners such as nonpayment of costs and liabilities arising from the actions of the working interest owners. In the event the operator or other working interest owners do not pay their share of such costs, we would likely have to pay those costs. In such situations, if we were unable to pay those costs, there could be a material adverse effect to our financial position.

We are mainly concentrated in one geographic area, which increases our exposure to many of the risks enumerated herein.

Operating in a concentrated area increases the potential impact that many of the risks stated herein may have upon our ability to perform. For example, we have greater exposure to regulatory actions impacting Texas, natural disasters in the geographic area, competition for equipment, services and materials available in the area and access to infrastructure and markets. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

We may be unable to monetize the Orogrande, Hazel and/or Warwink Projects at an attractive price, if at all, and the disposition of such assets may involve risks and uncertainties.

We have commenced a process that could result in the monetization of the Orogrande, Hazel and/or Warwink Projects. Such dispositions may result in proceeds to us in an amount less than we expect or less than our assessment of the value of the assets. We do not know if we will be able to successfully complete such disposition on favorable terms or at all. In addition, the sale of these assets involves risks and uncertainties, including disruption to other parts of our business, potential loss of customers or revenue, exposure to unanticipated liabilities or result in ongoing obligations and liabilities to us following any such divestiture.

For example, in connection with a disposition, we may enter into transition services agreements or other strategic relationships, which may result in additional expense. In addition, in connection with a disposition, we may be required to make representations about the business and financial affairs of the business or assets. We may also be required to indemnify the purchasers to the extent that our representations turn out to be inaccurate or with respect to certain potential liabilities. These indemnification obligations may require us to pay money to the purchasers as satisfaction of their indemnity claims. It may also take us longer than expected to fully realize the anticipated benefits of this transaction, and those benefits may ultimately be smaller than anticipated or may not be realized at all, which could adversely affect our business and operating results. Any of the foregoing could adversely affect our financial condition and results of operations.

Because of the speculative nature of oil and gas exploration, there is risk that we will not find commercially exploitable oil and gas and that our business will fail.

The search for commercial quantities of oil and natural gas as a business is extremely risky. We cannot provide investors with any assurance that any properties in which we obtain a mineral interest will contain commercially exploitable quantities of oil and/or gas. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of oil and/or gas. Problems such as unusual or unexpected formations or pressures, premature declines of reservoirs, invasion of water into producing formations and other conditions involved in oil and gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and gas, and/or we are unable to commercially extract such quantities, we may be forced to abandon or curtail our business plan, and as a result, any investment in us may become worthless.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire oil and gas interests, to build our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and our inability to maintain close working relationships with industry participants or continue to acquire suitable property may impair our ability to execute our business plan.

To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

The price of oil and natural gas has historically been volatile. If it were to decrease substantially, our projections, budgets, and revenues would be adversely affected, potentially forcing us to make changes in our operations.

Our future financial condition, results of operations and the carrying value of any oil and natural gas interests we acquire will depend primarily upon the prices paid for oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. Our cash flows from operations are highly dependent on the prices that we receive for oil and natural gas. This price volatility also affects the amount of our cash flows available for capital expenditures and our ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

●	the level of consumer demand for oil and natural gas;

●	the domestic and foreign supply of oil and natural gas;

●	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree to and maintain oil price and production controls;

●	the price of foreign oil and natural gas;

●	domestic governmental regulations and taxes;

●	the price and availability of alternative fuel sources;

●	weather conditions;

●	market uncertainty due to political conditions in oil and natural gas producing regions, including the Middle East; and

●	worldwide economic conditions.

These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices affect our revenues, and could reduce the amount of oil and natural gas that we can produce economically. Accordingly, such declines could have a material adverse effect on our financial condition, results of operations, oil and natural gas reserves and the carrying values of our oil and natural gas properties. If the oil and natural gas industry experiences significant price declines, we may be unable to make planned expenditures, among other things. If this were to happen, we may be forced to abandon or curtail our business operations, which would cause the value of an investment in us to decline or become worthless.

If oil or natural gas prices remain depressed or drilling efforts are unsuccessful, we may be required to record additional write downs of our oil and natural gas properties.

If oil or natural gas prices remain depressed or drilling efforts are unsuccessful, we could be required to write down the carrying value of certain of our oil and natural gas properties. Write downs may occur when oil and natural gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in drilling results or mechanical problems with wells where the cost to re drill or repair is not supported by the expected economics.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are subject to amortization. Should capitalized costs exceed this ceiling, an impairment would be recognized.

The Company identified impairment of $2,300,626 in 2017 related to its unevaluated properties. The Company adjusted the separation of evaluated versus unevaluated costs within its full cost pool to recognize the value impairment related to the expiration of unevaluated leases in 2017 in the amount of $2,300,626. The impact of this change was to increase the basis for calculation of future period’s depletion, depreciation and amortization to include $2,300,626 of cost which will effectively recognize the impairment on the consolidated statement of operations over future periods. The $2,300,626 has also become an evaluated cost for purposes of ceiling tests and which may further recognize the impairment expense recognized in future periods. The impact of this cost reclassification at March 31, 2018 was a recognized impairment expense of $139,891. Impairment expense was recognized for the nine months ended September 30, 2019 of $474,357 as required by the ceiling test calculation.

Due to the volatility of commodity prices, should oil and natural gas prices decline in the future, it is possible that a further write-down could occur. Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids, which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. The independent engineering estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation and/or marketing contracts are not in place. Estimated reserves to be developed through secondary or tertiary recovery processes are classified as unevaluated properties.

Because of the inherent dangers involved in oil and gas operations, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us. In recent years, there has also been increased scrutiny on the environmental risk associated with hydraulic fracturing, such as underground migration and surface spillage or mishandling of fracturing fluids including chemical additives. This technology has evolved and continues to evolve and become more aggressive. We believe that new techniques can increase estimated ultimate recovery per well to over 1.0 million barrels of oil equivalent, and have increased initial production two or three-fold. We believe that recent designs have seen improvement in, among other things, proppant per foot, barrels of water per stage, fracturing stages, and clusters per fracturing stage. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with litigation or settlements. In addition, we will need to quickly adapt to the evolving technology, which could take time and divert our attention to other business matters. We currently have no insurance to cover such losses and liabilities, and even if insurance is obtained, it may not be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

The market for oil and gas is intensely competitive, and competition pressures could force us to abandon or curtail our business plan.

The market for oil and gas exploration services is highly competitive, and we only expect competition to intensify in the future. Numerous well-established companies are focusing significant resources on exploration and are currently competing with us for oil and gas opportunities. Other oil and gas companies may seek to acquire oil and gas leases and properties that we have targeted. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. Actual or potential competitors may be strengthened through the acquisition of additional assets and interests. Additionally, there are numerous companies focusing their resources on creating fuels and/or materials which serve the same purpose as oil and gas, but are manufactured from renewable resources.

As a result, we may not be able to compete successfully and competitive pressures may adversely affect our business, results of operations, and financial condition. If we are not able to successfully compete in the marketplace, we could be forced to curtail or even abandon our current business plan, which could cause any investment in us to become worthless.

We may not be able to successfully manage our expected growth, which could lead to our inability to implement our business plan.

Our expected growth may place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have a small number of executive officers, employees and advisors. Further, as we enter into additional contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth or in the event that the number of our drilling and/or extraction operations increases. Our systems, procedures and/or controls may not be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

The due diligence undertaken by us in connection with all of our acquisitions may not have revealed all relevant considerations or liabilities related to those assets, which could have a material adverse effect on our financial condition or results of operations.

The due diligence undertaken by us in connection with the acquisition of our properties may not have revealed all relevant facts that may be necessary to evaluate such acquisitions. The information provided to us in connection with our diligence may have been incomplete or inaccurate. As part of the diligence process, we have also made subjective judgments regarding the results of operations and prospects of the assets. If the due diligence investigations have failed to correctly identify material issues and liabilities that may be present, such as title defects or environmental problems, we may incur substantial impairment charges or other losses in the future. In addition, we may be subject to significant, previously undisclosed liabilities that were not identified during the due diligence processes and which may have a material adverse effect on our financial condition or results of operations.

Our operations are heavily dependent on current environmental regulation, changes in which we cannot predict.

Oil and natural gas activities that we will engage in, including production, processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials (if any), are subject to stringent regulation. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could force us to expend additional operating costs and capital expenditures to stay in compliance.

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil and gas exploration, development and production operations, and consequently may impact our operations and costs. These regulations include, among others, (i) regulations by the Environmental Protection Agency and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, Federal Resource Conservation and Recovery Act and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination),and remedial plugging operations to prevent future contamination; (iii) the Clean Air Act and comparable state and local requirements which may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the Resource Conservation and Recovery Act which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; and (vi) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.

We believe that we will be in substantial compliance with applicable environmental laws and regulations. To date, we have not expended any amounts to comply with such regulations, and we do not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position, results of operations or cash flows. However, if we are deemed to not be in compliance with applicable environmental laws, we could be forced to expend substantial amounts to be in compliance, which would have a materially adverse effect on our financial condition.

Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Vast quantities of natural gas, natural gas liquids and oil deposits exist in deep shale and other unconventional formations. It is customary in our industry to recover these resources through the use of hydraulic fracturing, combined with horizontal drilling. Hydraulic fracturing is the process of creating or expanding cracks, or fractures, in deep underground formations using water, sand and other additives pumped under high pressure into the formation. As with the rest of the industry, our third-party operating partners use hydraulic fracturing as a means to increase the productivity of most of the wells they drill and complete. These formations are generally geologically separated and isolated from fresh ground water supplies by thousands of feet of impermeable rock layers.

We believe our third-party operating partners follow applicable legal requirements for groundwater protection in their operations that are subject to supervision by state and federal regulators. Furthermore, we believe our third-party operating partners’ well construction practices are specifically designed to protect freshwater aquifers by preventing the migration of fracturing fluids into aquifers.

Hydraulic fracturing is typically regulated by state oil and gas commissions. Some states have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, public disclosure, and/or well construction requirements on hydraulic fracturing operations.

In addition to state laws, some local municipalities have adopted or are considering adopting land use restrictions, such as city ordinances, that may restrict or prohibit the performance of well drilling in general and/or hydraulic fracturing in particular. There are also certain governmental reviews either underway or being proposed that focus on deep shale and other formation completion and production practices, including hydraulic fracturing. Depending on the outcome of these studies, federal and state legislatures and agencies may seek to further regulate such activities. Certain environmental and other groups have also suggested that additional federal, state and local laws and regulations may be needed to more closely regulate the hydraulic fracturing process.

Further, the EPA has asserted federal regulatory authority over hydraulic fracturing involving “diesel fuels” under the Solid Waste Disposal Act’s Underground Injection Control Program. The EPA is also engaged in a study of the potential impacts of hydraulic fracturing activities on drinking water resources in the states where the EPA is the permitting authority. These actions, in conjunction with other analyses by federal and state agencies to assess the impacts of hydraulic fracturing could spur further action toward federal and/or state legislation and regulation of hydraulic fracturing activities.

We cannot predict whether additional federal, state or local laws or regulations applicable to hydraulic fracturing will be enacted in the future and, if so, what actions any such laws or regulations would require or prohibit. Restrictions on hydraulic fracturing could make it prohibitive for our third-party operating partners to conduct operations, and also reduce the amount of oil, natural gas liquids and natural gas that we are ultimately able to produce in commercial quantities from our properties. If additional levels of regulation or permitting requirements were imposed on hydraulic fracturing operations, our business and operations could be subject to delays, increased operating and compliance costs and process prohibitions.

Our estimates of the volume of reserves could have flaws, or such reserves could turn out not to be commercially extractable. As a result, our future revenues and projections could be incorrect.

Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Our actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves may vary substantially from the estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of our future net revenues and the present value thereof are based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and/or other assumptions made by us that only represent our best estimates. If these estimates of quantities, prices and costs prove inaccurate, we may be unsuccessful in expanding our oil and gas reserves base with our acquisitions. Additionally, if declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with any oil and gas assets we obtain may be required. Because of the nature of the estimates of our reserves and estimates in general, reductions to our estimated proved oil and gas reserves and estimated future net revenues may not be required in the future, and/or that our estimated reserves may not present and/or commercially extractable. If our reserve estimates are incorrect, we may be forced to write down the capitalized costs of our oil and gas properties.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty distributing production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce, if any, the operators of the wells we obtain interests in may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our and potential partners’ ability to explore and develop properties and to store and transport oil and natural gas production, increasing our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense. While we have made and intend to make appropriate inquiries into the title of properties and other development rights we have acquired and intend to acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, common industry practice is to obtain a title opinion from a qualified oil and gas attorney prior to the drilling operations of a well.

We rely on technology to conduct our business, and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities. We and our operator partners will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

The loss of key personnel would directly affect our efficiency and profitability.

Our future success is dependent, in a large part, on retaining the services of our current management team. Our executive officers possess a unique and comprehensive knowledge of our industry and related matters that are vital to our success within the industry. The knowledge, leadership and technical expertise of these individuals would be difficult to replace. The loss of one or more of our officers could have a material adverse effect on our operating and financial performance, including our ability to develop and execute our long-term business strategy. We do not maintain key-man life insurance with respect to any employees. We do have employment agreements with each of our executive officers.

We have limited management and staff and are dependent upon partnering arrangements and third-party service providers.

We currently have two full-time employees, our Chief Executive Officer and Chief Financial Officer. The loss of these individuals would have an adverse effect on our business, as we have very limited personnel. We leverage the services of other independent consultants and contractors to perform various professional services, including engineering, oil and gas well planning and supervision, and land, legal, environmental and tax services. We also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third-party consultants and service providers create a number of risks, including but not limited to:

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the possibility that such third parties may not be available to us as and when needed; and

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the risk that we may not be able to properly control the timing and quality of work conducted with respect to its projects.

If we experience significant delays in obtaining the services of such third parties or they perform poorly, our results of operations and stock price could be materially adversely affected.

Our officers and directors control a significant percentage of our current outstanding common stock and their interests may conflict with those of our stockholders.

As of the date of this prospectus, our executive officers and directors collectively and beneficially own approximately 26% of our outstanding common stock. This concentration of voting control gives these affiliates substantial influence over any matters which require a stockholder vote, including without limitation the election of directors and approval of merger and/or acquisition transactions, even if their interests may conflict with those of other stockholders. It could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us. This could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock.

In the future, we may incur significant increased costs as a result of operating as a public company, and our management may be required to devote substantial time to new compliance initiatives.

In the future, we may incur significant legal, accounting, and other expenses as a result of operating as a public company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, have imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we are required to perform system and process evaluation and testing on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In performing this evaluation and testing, management concluded that our internal control over financial reporting is effective as of December 31, 2018. Our continued compliance with Section 404, will require that we incur substantial accounting expense and expend significant management efforts. We do not have an internal audit group. We have however, engaged independent professional assistance for the evaluation and testing of internal controls.

Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, analyze mine and mining information, estimate quantities of coal reserves, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents.

We have adopted an Information Security Policy and Acceptable Use Statement to address precautions with respect to data security and we have created an Incident Response Plan which outlines appropriate responses in case of a reported breach. These policies and plan have been executed in coordination with our independent Information Technology Service provider.

Risks Related to Our Common Stock

There presently is a limited market for our common stock, and the price of our common stock may be volatile.

Our common stock is currently quoted on The NASDAQ Stock Market LLC. There could be volatility in the volume and market price of our common stock moving forward. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations, and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts, or our failure to meet our or their projected financial and operating results, litigation involving us, factors relating to the oil and gas industry, actions by governmental agencies, national economic and stock market considerations, as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

Securities analysts may not initiate coverage or continue to cover our shares of common stock and this may have a negative impact on the market price of our shares of common stock.

The trading market for our shares of common stock will depend, in part, on the research and reports that securities analysts publish about our business and our shares of common stock. We do not have any control over these analysts. If securities analysts do not cover our shares of common stock, the lack of research coverage may adversely affect the market price of those shares. If securities analysts do cover our shares of common stock, they could issue reports or recommendations that are unfavorable to the price of our shares of common stock, and they could downgrade a previously favorable report or recommendation, and in either case our share prices could decline as a result of the report. If one or more of these analysts does not initiate coverage, ceases to cover our shares of common stock or fails to publish regular reports on our business, we could lose visibility in the financial markets, which could cause our share prices or trading volume to decline.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Our stockholders could sell substantial amounts of common stock in the public market, including shares sold upon the filing of a registration statement that registers such shares and/or upon the expiration of any statutory holding period under Rule 144 of the Securities Act of 1933 (the “Securities Act”), if available, or upon the expiration of trading limitation periods. Such volume could create a circumstance commonly referred to as a market “overhang” and in anticipation of which the market price of our common stock could fall. Additionally, we have a large number of warrants that are presently exercisable. The exercise of a large amount of these securities followed by the subsequent sale of the underlying stock in the market would likely have a negative effect on our common stock’s market price. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to secure additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors and officers have rights to indemnification.

Our Bylaws provide, as permitted by governing Nevada law, that we will indemnify our directors, officers, and employees, whether or not then in service as such, against all reasonable expenses actually and necessarily incurred by him or her in connection with the defense of any litigation to which the individual may have been made a party because he or she is or was a director, officer, or employee of the company. The inclusion of these provisions in the Bylaws may have the effect of reducing the likelihood of derivative litigation against directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

We do not anticipate paying any cash dividends on our common stock.

We do not anticipate paying cash dividends on our common stock for the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business strategy; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

NASDAQ may delist our common stock from trading on its exchange, which could limit shareholders’ ability to trade our common stock; further, we are presently not in compliance with NASDAQ’s minimum bid price rule.

As a listed company on NASDAQ, we are required to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our common stock. If we fail to meet these continued listing requirements, our common stock may be subject to delisting. If our common stock is delisted and we are not able to list our common stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our shareholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

Further, on November 21, 2019, we received a letter from the Listing Qualifications Staff (the “Staff”) of NASDAQ advising us that the Staff has determined that for the last 30 consecutive business days, we no longer meet the requirement of Listing Rule 5550(a)(2) which requires us to maintain a minimum bid price of $1 per share. The Listing Rules provide us with a compliance period of 180 calendar days in which to regain compliance. Accordingly, we will regain compliance if at any time during this 180-day period the closing bid price of our common stock is at least $1 for a minimum of ten consecutive business days. In the event we do not regain compliance by the end of the 180-day compliance period on May 19, 2020, we may be eligible for additional time. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If we meet these requirements, the Staff will inform us that we have been granted an additional 180 calendar days. However, if it appears to the Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, the Staff will provide us notice that our common stock will be subject to delisting. At that time, we may appeal the delisting determination to a Hearings Panel.

We are currently reviewing our options to regain compliance with the NASDAQ Listing Rules, but we have made no decisions at this time.

Issuance of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock.

We have the authority to issue up to 150,000,000 shares of common stock and 10,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock. We are authorized to issue significant amounts of common stock in the future, subject only to the discretion of our board of directors. These future issuances could be at values substantially below the price paid for our common stock by investors. In addition, we could issue large blocks of our stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. Because the trading volume of our common stock is relatively low, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.

The issuance of preferred stock in the future could adversely affect the rights of the holders of our common stock.

An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our board of directors’ authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,”“possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:

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our future operating or financial results;

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our financial condition and liquidity, including our ability to pay amounts that we owe, obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

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our ability to continue as a going concern;

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our development of successful operations;

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the speculative nature of oil and gas exploration;

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the volatile price of oil and natural gas;

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the risk of incurring liability or damages as we conduct business operations due to the inherent dangers involved in oil and gas operations;

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our ability to rely on strategic relationships which are subject to change;

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the competitive nature of the oil and gas market;

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changes in governmental rules and regulations;

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the amount, and our expected uses, of the net proceeds from this offering; and

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other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the SEC, including our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement.

These factors and the other risk factors described in this prospectus supplement are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, that they may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $      million from this offering (or approximately $      million if the underwriter exercises in full its over-allotment option to purchase additional shares), based on the public offering price of $ per share and after deducting underwriting discounts and commissions and estimated offering expenses. We currently intend to use the net proceeds primarily to meet our drilling obligations at our Hazel Project and Orogrande Project and for general corporate purposes. We may also use a portion of the net proceeds from this offering for potential acquisitions, although we have no commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of the shares of common stock. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of the offering. Pending the application of the net proceeds, we may invest the proceeds in investment grade, interest bearing securities or money market funds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We intend to employ all available funds for the development of our business and, accordingly, do not intend to pay any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as the board of directors deems relevant.

In addition, so long as the Notes remain outstanding, we and our subsidiaries are prohibited from distributing any cash or other assets to any holders of common stock in the form of dividends and other distributions (including repurchase of equity) prior to the payment in full of the Notes, without the consent of (i) the holders of a majority of the principal amount outstanding under the 2017 Notes and (ii) the holder of the 2018 Note, which consent may not be unreasonably withheld.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of September 30, 2019.

Our net tangible book value at September 30, 2019 was $19.82 million or approximately $0.27 per share. After giving effect to the sale of         shares of common stock in this offering at an offering price of $           per share, and after deducting underwriting discounts and commissions and estimated offering expenses, our adjusted net tangible book value as of September 30, 2019 would have been approximately $         million, or approximately $             per share. This represents an immediate increase in the net tangible book value of $       per share of our common stock to our existing shareholders and an immediate dilution in net tangible book value of approximately $       per share to investors purchasing our common stock in this offering at the public offering price.

The following table illustrates this per share dilution to investors purchasing shares of common stock in this offering:

Public offering price per share		$
Net tangible book value per share as of September 30, 2019	$0.27
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share as of September 30, 2019, after giving effect to this offering		$
Dilution in net tangible book value per share to investors in this offering		$

If the underwriter exercises in full its over-allotment option to purchase           additional shares of our common stock at a public offering price of $         per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2019 would have been approximately $        million or approximately $        per share of common stock. This represents an immediate increase in net tangible book value per share of approximately $        per share to existing shareholders, and an immediate dilution of approximately $         per share to investors participating in this offering.

The above discussion and table are based on 74,255,375 shares of our common stock issued and outstanding as of September 30, 2019, and excludes as of that date:

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6,617,768 shares of our common stock issuable upon the exercise of outstanding stock options under our 2015 plan, at a weighted-average exercise price of $1.46 per share;

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4,087,304 shares of our common stock issuable upon the exercise of outstanding warrants, at a weighted-average exercise price of $1.52 per share; and

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2,810,705 shares of our common stock reserved for future issuance under our 2015 plan; and

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3,633,670 shares of our common stock issuable upon the conversion of the principal of outstanding convertible promissory notes, at a weighted-average conversion price of $1.09 per share.

To the extent that outstanding options or warrants are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our shareholders.

Subsequent to September 30, 2019, (i) in November 2019, we sold 300,000 shares of common stock to an individual investor for a total purchase price of $180,000, in a private offering, (ii) in November 2019, we granted to directors a total of 600,000 stock options with an exercise price of $0.85 per share, under the 2015 Plan, (iii) in December 2019, we sold a $540,000 convertible promissory note to an individual investor that is convertible either into common stock at a conversion price of $0.75 per share or into a working interest in our Orogrande Project, and (iv) in January 2020, we sold a total of 2,266,667 restricted shares of common stock to investors at an aggregate purchase price of $1,360,000, in separate private offerings and issued the investors five-year warrants to purchase a total of 2,266,667 shares of common stock at an exercise price of $0.80 per share. These securities are not reflected in the numbers above in this “Dilution” section.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated January   , 2020 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter named below and the underwriter named below has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of common shares:

Underwriter	Number of Shares
Aegis Capital Corp.

The underwriter is committed to purchase all the common shares offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriter is offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriter proposes to offer the common shares offered by us to the public at the public offering price set forth on the cover of this Prospectus Supplement. In addition, the underwriter may offer some of the common shares to other securities dealers at such price less a concession of  $    per share. After the initial offering, the public offering price and concession to dealers may be changed.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase a maximum of additional common shares from us to cover over-allotments. If the underwriter exercises all or part of this option, it will purchase common shares covered by the option at the public offering price that appears on the cover page of this Prospectus Supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be $     million and the net proceeds to us, after deducting underwriting discounts and commissions, will be approximately $     million.

Discounts and Commissions. The following table shows the public offering price, underwriting discount, non-accountable expense allowance and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount (8%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to pay all expenses relating to the offering, including (a) all filing fees and expenses relating to the registration of the shares to be sold in the offering (including shares sold upon exercise of the underwriter’s over-allotment option) with the Securities and Exchange Commission; (b) all fees associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of such shares on The Nasdaq Capital Market; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the “blue sky” securities laws designated by the underwriter; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (f) transfer and/or stamp taxes, if any, payable upon the transfer of the shares from the Company to the representative; (g) fees and expenses of our accountants; and (h) fees and expenses of the representative, including representative’s legal counsel, not to exceed $50,000 (including amounts payable pursuant to clauses (b) and (e)).

We estimate that the total expenses of the offering, excluding underwriting discounts, will be approximately $120,000.

Discretionary Accounts. The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, (a) our executive officers and directors as of the pricing date of the offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the company without the prior written consent of the representative, for a period of 90 days from the date of this offering, and (b) we, and any successor, have agreed, subject to certain exceptions, not to for a period of 90 days from the date of this offering (1) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, in a public offering; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, in a public offering; or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things and subject to restrictions, the issuance of common shares upon the exercise of outstanding stock options and warrants or other outstanding convertible securities.

Electronic Offer, Sale and Distribution of Shares. A Prospectus Supplement in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter or selling group members, if any, may distribute Prospectus Supplements electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the Prospectus Supplement in electronic format, the information on these websites is not part of this Prospectus Supplement or the registration statement of which this Prospectus Supplement forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this Prospectus Supplement, we have no present arrangements with the underwriter for any further services.

Stabilization. In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

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Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

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Overallotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market.

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Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriter sells more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

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Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common shares. These transactions may be effected on The Nasdaq Capital Market.

Passive Market Making. In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common shares on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this Prospectus Supplement in any jurisdiction where action for that purpose is required. The securities offered by this Prospectus Supplement may not be offered or sold, directly or indirectly, nor may this Prospectus Supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Prospectus Supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this Prospectus Supplement. This Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this Prospectus Supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters in connection with the sale of the common stock offered hereby will be passed upon for us by Axelrod & Smith, Houston, Texas. Nelson Mullins Riley & Scarborough LLP, Washington, D.C., has acted as counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of Torchlight Energy Resources, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of its internal control over financial reporting as of December 31, 2018, have been audited by Briggs & Veselka Co., an independent registered public accounting firm, as set forth in reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain information contained in the documents we incorporate by reference in this prospectus supplement with respect to the oil and natural gas reserves associated with our oil and natural gas prospects is derived from the reports of PeTech Enterprises, Inc., an independent petroleum and natural gas consulting firm, and has been incorporated by reference in this prospectus supplement upon the authority of said firm as an expert with respect to the matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement and the accompanying prospectus form a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy statements and other documents with the SEC electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can access the electronic versions of these filings on the SEC’s website found at www.sec.gov.

We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed under the heading “Incorporation of Certain Information by Reference” below.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information that we file with it. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC:

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019;

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our Quarterly Reports on Form 10-Q filed for the quarter ended March 31, 2019, filed with the SEC on May 10, 2019, for the quarter ended June 30, 2019, filed with the SEC on August 9, 2019, and for the quarter ended September 30, 2019, filed with the SEC on November 8, 2019;

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our Current Reports on Form 8-K, as filed with the SEC on February 8, 2019, February 26, 2019, November 18, 2019, November 25, 2019 and January 3, 2020; and

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the description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A (Registration Statement No. 001-36247) filed with the SEC on December 13, 2013, including any amendment or report filed for the purpose of updating such description.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus supplement and the accompanying prospectus.

Any statement contained in this prospectus supplement and the accompanying prospectus, or any free writing prospectus provided in connection with this offering or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus, or any free writing prospectus provided in connection with this offering or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

To obtain copies of these filings, see “Where You Can Find Additional Information” on page S-32 of this prospectus supplement.

We will provide to each person, including any beneficial holder, to whom a prospectus supplement is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. You should direct any requests for documents to:

Torchlight Energy Resources, Inc.
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
Attention: John A. Brda, President
Telephone: (214) 432-8002

Prospectus

Torchlight Energy Resources, Inc.

$75,000,000

COMMON STOCK
PREFERRED STOCK
WARRANTS
UNITS
RIGHTS

We may offer and sell the following securities from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering, with an aggregate offering price not to exceed $75,000,000:

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shares of common stock;
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shares of preferred stock;
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warrants;
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units consisting of combinations of any of the foregoing; and/or
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rights to purchase any of the foregoing.

This prospectus provides you with a general description of these securities. Each time we will offer and sell them, we will provide their specific terms in a supplement to this prospectus. Such prospectus supplement may add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as all documents incorporated by reference in this prospectus and any accompanying prospectus supplement, carefully before you invest in our securities. This prospectus may not be used to offer and sell securities, unless accompanied by a prospectus supplement.

We may offer the securities directly, through agents designated from time to time, to or through underwriters or dealers, or through a combination of these methods. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. For more information on this topic, please see “Plan of Distribution.”

Our common stock is listed on the NASDAQ Capital Market under the symbol “TRCH.”

Investing in any of our securities involves risk. Please see the “Risk Factors” sections beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 28, 2017.

  ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing what is commonly referred to as a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement thatwill contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency betweenthe information in this prospectus and a prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained, or incorporated by reference, in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state wherethe offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, and any other document incorporated by reference is accurate only as of the date on the front cover of the respective document. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Under no circumstances should the delivery of this prospectus to you create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless otherwise indicated, or unless the context otherwise requires, all references in this prospectus to “Torchlight,” “we,” “us,” and “our” mean Torchlight Energy Resources, Inc. and our consolidated subsidiaries. In this prospectus, we sometimes refer to the shares of common stock, shares of preferred stock, warrants, units and rights consisting of combinations of any of the foregoing collectively as the “securities.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract, agreement or other document, the reference is only a summary and you should refer to the exhibits that are filed with, or incorporated by reference into, the registration statement for a copy of the contract, agreement or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as on the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below:

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 31, 2017;

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Our Quarterly Reports on Form 10-Q filed for the quarter ended March 31, 2017, filed with the SEC on May 12, 2017, and the quarter ended June 30, 2017, as filed with the SEC on August 8, 2017;

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Our Current Reports on Form 8-K, as filed with the SEC on January 10, 2017, February 3, 2017, April 14, 2017 and August 22, 2017; and

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The description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A (Registration Statement No. 001-36247) filed with the SEC on December 13, 2013, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, on any Current Report on Form 8-K) after the date of the initial registration statement and prior to the effectivenessof the registration statement and after the date of this prospectus and prior to the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be incorporated, by reference in this prospectus modifies, supersedes, or replaces such statement. Any statement so modified, superseded, or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

John A. Brda, President
Torchlight Energy Resources, Inc.
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
Telephone: (214) 432-8002
Email: john@torchlightenergy.com

You also may access these filings on our website at www.torchlightenergy.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus or any supplement to this prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions are forward-looking statements. In addition, in some cases, you can identify forward-looking statements by words of phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions. These forward looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. In addition to the factors set forth in this prospectus and the documents incorporated by reference in this prospectus, including under the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2016 and in any other reports that we file with the SEC, the following factors, among others, could cause actual results to differ materially from the anticipated results: oil and natural gas prices; our ability to raise or access capital; general economic or industry conditions, nationally and/or in the communities in which our company conducts business; changes in the interest rate environment; legislation or regulatory requirements; conditions of the securities markets; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, products and prices.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any documents incorporated by reference in this prospectus, the date of such document, in each case based on information available to us as of such date, and we assume no obligation to update any forward-looking statements, except as required by law.

THE COMPANY

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. We have been in business since 2010.

Our primary focus is on the development of interests in oil and gas projects we hold in West Texas, including the Orogrande Project in Hudspeth County, Texas and the Hazel Project in the Midland Basin. We are in the process of divesting our interests in all other oil and gas projects other than the Orogrande Project and the Hazel Project. We may be involved in other oil and gas projects moving forward, pending adequate funding.

Torchlight Energy Resources, Inc. is a Nevada corporation. We operate our business through four wholly-owned subsidiaries, Torchlight Energy, Inc., also a Nevada corporation, Torchlight Energy Operating, LLC, a Texas limited liability company, Hudspeth Oil Corporation, a Texas corporation, and Torchlight Hazel, LLC, a Texas limited liability company.  We currently have four full time employees.

Our principal executive offices are located at 5700 W. Plano Parkway, Suite 3600, Plano, Texas 75093. The telephone number of our principal executive offices is (214) 432-8002.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties:

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under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year that ended December 31, 2016, which is incorporated by reference in this prospectus; and

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in any other place in this prospectus, any applicable prospectus supplement as well as in any document that is incorporated by reference in this prospectus.

See the section entitled “Where You Can Find Additional Information” in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of the common stock to decline, perhaps significantly, and you may lose part or all of your investment.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things:

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reduction or refinancing of debt or other corporate obligations;

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additions to our working capital;

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capital expenditures; and

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potential future acquisitions.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement. We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds. We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of any offering.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and applicable prospectus supplements in one or more of the following ways from time to time:

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through underwriters or dealers;

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through agents;

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directly to purchasers, including institutional investors and our affiliates;

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through a combination of any such methods of sale; or

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through any other methods described in a prospectus supplement.

Any such underwriter, dealer, or agent may be deemed to be an underwriter within the meaning of the Securities Act.

The applicable prospectus supplement relating to the securities will set forth:

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the offering terms, including the name or names of any underwriters, dealers, or agents;

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the purchase price of the securities and the estimated net proceeds to us from such sales;

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any underwriting discounts, commissions, and other items constituting compensation to underwriters, dealers, or agents;

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any initial public offering price, if applicable;

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any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

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any delayed delivery arrangements; and

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any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:

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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to such prevailing market prices; or

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at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise stated in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain customary closing conditions and the underwriters or dealers will be obligated to purchase all the securities if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us, or through agents designated by us, from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated inthe prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter as that term is defined in the Securities Act.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers, or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers, and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers, and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each class or series of securities will be a new issue of securities with no established trading market, other than the common stock, which is listed on NASDAQ. We may elect to list any other class or series of securities on any exchange, other than the common stock, but we are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Exchange Act. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions andpurchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activitiesmay stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.

DESCRIPTION OF COMMON AND PREFERRED STOCK

The following is a description of certain provisions relating to our capital stock. For additional information regarding our stock, please refer to our Articles of Incorporation (as amended), our Amended and Restated Bylaws (“Bylaws”), and the certificates of designation for each of our two outstanding series of preferred stock, all of which have previously been filed with the SEC.

General

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of August 23, 2017, there were approximately 59,549,375 shares of common stock outstanding, and no shares of preferred stock designated or outstanding. Additionally, we currently have warrants and stock options outstanding to purchase a total of approximately 23,487,409 shares of common stock.

The Board of Directors previously authorized three different series of preferred stock—Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock—but the Board withdrew these designations effective August 18, 2017. Presently, we have no shares of preferred stock designated or outstanding.

Common Stock

The rights of all holders of the common stock are identical in all respects.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders.  The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. The current policy of the Board of Directors, however, is to retain earnings, if any, for reinvestment.

Upon liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities and after payment to the holders of preferred stock, if any.  The holders of the common stock do not have preemptive subscription, redemption or conversion rights under our Articles of Incorporation. Cumulative voting in the election of Directors is not permitted. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

First American Stock Transfer, Inc. is transfer agent and registrar for our common stock.

Our common stock is listed on the NASDAQ Capital Market under the symbol “TRCH.”

Preferred Stock

Our Board of Directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences, and limitations of each series. The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a more specific description will be filed with the SEC, and the designations and rights of such preferred stock will be described in a prospectus supplement, including the following terms:

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the series, the number of shares offered, and the liquidation value of the preferred stock;

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the price at which the preferred stock will be issued;

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the dividend rate, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the preferred stock;

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the liquidation preference of the preferred stock;

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the voting rights of the preferred stock;

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whether the preferred stock is redeemable, or subject to a sinking fund, and the terms of any such redemption or sinking fund;

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whether the preferred stock is convertible, or exchangeable for any other securities, and the terms of any such conversion or exchange; and

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any additional rights, preferences, qualifications, limitations, and restrictions of the preferred stock.

The description of the terms of the preferred stock that will be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. The registration statement, of which this prospectus forms a part, will include the certificate of designation as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may:

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rank prior to our common stock as to dividend rights, liquidation preference, or both;

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have full or limited voting rights; and

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be convertible into shares of common stock.

As a result, the issuance of shares of preferred stock may:

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discourage bids for our common stock; or

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otherwise adversely affect the market price of our common stock or any then existing preferred stock.

Any preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Our Bylaws and Nevada law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued common stock.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and any warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

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the title of such warrants;

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the aggregate number of such warrants;

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the price or prices at which such warrants will be issued;

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any changes or adjustments to the exercise price;

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the securities or other rights, including rights to receive payment in cash or securities based on the value, rate, or price of one or more specified commodities, currencies, securities, or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

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the price at which, and the currency or currencies in which the securities or other rights purchasable upon exercise of, such warrants may be purchased;

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the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

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if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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information with respect to book-entry procedures, if any;

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if applicable, a discussion of any material United States federal income tax considerations; and

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any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

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the terms of the units and of any of the common stock, preferred stock, and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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a description of the terms of any unit agreement governing the units; and

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a description of the provisions for the payment, settlement, transfer, or exchange of the units.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock, preferred stock, warrants or units. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement that we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

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the date of determining the stockholders entitled to the rights distribution;

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the number of rights issued or to be issued to each stockholder;

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the exercise price payable for each share of preferred stock, common stock or other securities upon the exercise of the rights;

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the number and terms of the shares of preferred stock, common stock or other securities which may be purchased per each right;

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the extent to which the rights are transferable;

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the date on which the holder's ability to exercise the rights shall commence, and the date on which the rights shall expire;

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the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;

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any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights; and

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any other information we think is important about the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Torchlight Energy Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by Briggs & Veselka Co., our independent registered public accounting firm (with respect to the financial statements for the year ended December 31, 2016), and by Calvetti Fergusson, our previous independent registered public accounting firm (with respect to the financial statements for the year ended December 31, 2015), as stated in their reports included in such consolidated financial statements, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

Certain information contained in the documents we incorporate by reference in this prospectus with respect to the oil and natural gas reserves associated with our oil and natural gas prospects is derived from the reports of PeTech Enterprises, Inc., an independent petroleum and natural gas consulting firm, and has been incorporated by reference in this prospectus upon the authority of said firm as an expert with respect to the matters covered by such reports and in giving such reports.

LEGAL MATTERS

Certain legal matters in connection with the offering described in this prospectus will be passed upon for us by Axelrod, Smith & Kirshbaum. Any underwriters will be advised about legal matters by their own counsel, who will be named in the applicable prospectus supplement.